EXHIBIT 10.2
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                             Amendment No. 1 to the
                          Giga Information Group, Inc.
                             1996 Stock Option Plan

                  The 1996 Stock Option Plan of Giga Information Group, Inc. is hereby amended by adding a new Section 16A to read as follows:

"16A.  Change In Control.
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         Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company, all then outstanding options that have not vested or become exercisable at the time of such Change in Control shall immediately vest and become exercisable and all performance targets relating to such options shall be deemed to have been satisfied as of the time of such Change in Control. For purposes of this Section 16A, a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

         (a) A change in control of the direction and administration of the Company's business of a nature that would be required to be reported in response to Item 6(e) of Schedule l4A of Regulation l4A promulgated under the Exchange Act; or

         (b) During any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

         (c) The Company's Common Stock shall cease to be publicly traded; or

         (d) The Company's Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

         (e) The Company's Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 16A(b) or (c) above, and such transaction shall have been consummated.

         Notwithstanding the foregoing, (i) any spin-off of a division or subsidiary of the Company to its stockholders and (ii) any event listed in (a) through (e) above that the Board of Directors determines not to be a Change in Control of the Company, shall not constitute a Change in Control of the Company.

         For purposes of this Section 16A, "Continuing Directors" shall mean (x) the directors of the Company in office on the Effective Date (as defined below) and (y) any successor to any such director and any additional director who after the Effective Date was nominated or selected by a majority of

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the Continuing Directors in office at the time of his or her nomination or selection.

         The Board of Directors, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each option outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive with respect to each share of Common Stock that is subject to a stock option an amount equal to the excess of the fair market value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such stock option, such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Board of Directors, in its discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to a stock option granted within six (6) months before the occurrence of a Change in Control if the holder of such stock option is subject to the reporting requirements of Section 16 of the Exchange Act and no exception from liability under Section 16 of the Exchange Act is otherwise available to such holder."







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